Exhibit 10g

2004 Alcoa Incentive

Compensation Plan

INTRODUCTION	1

OVERVIEW	1

HOW THE PLAN WORKS

Who Is Eligible	2
Target Incentive Levels	2
Performance Goals	2
How Payouts Are Calculated	3
Payment and Taxation of Payouts	4

WHAT HAPPENS WHEN: A REFERENCE GUIDE	5

This booklet was prepared to give you a better understanding of the Alcoa Incentive Compensation Plan. The official plan document and payout letters issued under the Plan control the Plan’s operation. If there are any differences between this booklet and the official plan document, the plan document will control. Alcoa reserves the right to change or terminate the Plan at any time for any reason. Participation in the Plan does not give anyone the right to continued employment with Alcoa.

Introduction As an organization, Alcoa sets high goals for itself—goals that “stretch” company performance to the next level. You play an important role in helping your business realize those goals.

The Alcoa Incentive Compensation (IC) Plan provides financial rewards when you achieve key individual performance results and your business reaches its performance goals during the plan year (January 1 – December 31). The IC Plan is designed to align individual and business unit goals and offer you the opportunity to increase your total annual cash compensation by meeting or exceeding these goals.

Overview

Our variable pay program creates a clear link between each employee’s actions and their Business Unit’s results. This link and our payout targets are consistent with our business focus and driven by our market-competitive compensation philosophy. The IC Plan is a key component of total compensation for Alcoa managers who can have a direct impact on the near-term performance of their business unit. It supports the company’s pay-for-performance philosophy by linking a portion of your annual compensation opportunity to the achievement of specific business unit and individual performance goals. The goals are intended to promote teamwork and collaboration among employees throughout your business unit, and encourage individual accountability as well.

The Plan also helps Alcoa manage costs and improve results because payouts under the Plan are variable—sensitive to the operating performance of our various businesses. The Plan is designed to be self-funding so the payouts are primarily based on performance measures that align with increasing the company’s value (either by increasing profits or reducing costs). In years when your business unit’s performance improvement goals are not met, the Plan does not pay. Additionally, your individual performance will impact any payout.

Business and Performance Focused

Alcoa’s compensation programs align corporate, business unit and individual results.

How the Incentive Compensation Plan Works

Who Is Eligible

Alcoa managers and professionals who, as determined by the company, directly impact the financial performance of their businesses are eligible to participate in the Plan. When you first become eligible, your manager will notify you.

Target Incentive Levels

Every Incentive Compensation Plan participant has a target incentive, which is a percentage of annual base salary earnings. Your target depends on your job responsibilities and competitive compensation practices in the labor markets where we compete for talent. Your manager will inform you of the target incentive for your job grade. It is important to note that managers may adjust payout levels under the Plan to reflect individual performance. Your actual incentive payout may be less or greater than your target, depending on business unit and individual performance.

For any incentive to be awarded under the Plan, a threshold (or minimum) level of performance for your business must be achieved. The maximum incentive that can be awarded for financial metrics is typically 200% of target and for non-financial metrics is 150% of target, for a maximum incentive plan payout of 190% of target.

Performance Goals

Each year, business unit and corporate management agree upon performance goals for financial and non-financial measures. These goals are aggressive and require a “stretch” by the organization to meet them. Your incentive payout under the Plan will be calculated based on performance against these goals plus your manager’s assessment of your individual performance.

Financial goals: Eighty percent (80%) of the payout opportunity is based on your business unit’s performance against key financial measures. Each year senior management determines the specific financial performance measures and targets for your Business Unit. Financial goals are capped at a maximum of 200% of target.

Non-financial goals: The remaining 20% of the payout opportunity is based on performance against key goals such as quality, delivery performance, safety, environmental compliance and productivity. These goals are determined by your business unit and, when attained, will lead to the longer-term financial success of your business. Payouts for non-financial goals are capped at a maximum of 150% of target.

How Payouts Are Calculated

In January following the plan year, the achievement against each performance measure is determined in order to calculate the total incentive payout. For each performance measure, the percentage weighting is applied to the percentage of target that was actually achieved. The weighted performance measure results are added together to determine the total payout for the plan as a percentage of target. This plan percentage of target is used to determine the pool of available incentive dollars for your business unit. (See below for a calculation example.) All performance targets do not have to be met for a payout to be made. If results for all performance measures are below the threshold level, no payout will be made. In the event of significant external influences on actual results, such as currency exchange impacts, business units will provide an assessment of actions taken to address such factors which will be used in conjunction with actual results to determine the final performance against goals.

Your manager will explain the performance goals for the coming year, tell you your target payout amount, and indicate what you can do to help achieve these goals. Prior to your Incentive Compensation payout being made, your manager will review your accomplishments throughout the year and determine your final payout based on your individual performance. Once the performance results have been determined and your performance assessed, your manager will inform you of your payout amount.

(80% Financial Goals X 200% Maximum) + (20% Non Financial Goals X 150% Maximum) = Your Maximum Total Opportunity of 190%

Note: For employees of corporate resource units, all or a portion of annual goals are based on composite performance against the business unit goals.

Example of Annual Incentive Payout Calculation

Let’s say your target incentive level for the year is 10% of your base salary earnings of $100,000, or $10,000. Performance goals (explained on page 2) are weighted as shown below.

Assume that your business unit performance is:

•	Financial goals (worth 80% of your total payout): 75% of target

•	Non-financial goals (worth 20% of your total payout): 100% of target

Here’s how the total payout percentage is calculated to determine the payout amount that is added to the pool of available incentive dollars):

Business Unit Measures	Weight for Each Goal	Actual BU Performance as a Percentage of Target	Percentage of Payout Based on Performance*
Financial goals	80%	75%	60%
Non-financial goals	20%	100%	20%
Total	100%		80%

*	Your actual payout amount will be based on your individual performance.

For each goal, the actual performance as a percentage of target is multiplied by the goal’s weighting and then added together to get the total payout as a percent of your incentive target. In this example, 8% of your base salary earnings, or $8,000 would be added to the pool of available incentive dollars for your business unit (plan percent payout 80% x your incentive target 10% x eligible earnings $100,000). Using this amount as a basis, your manager would then determine your incentive payout amount from the pool of available incentive compensation dollars for your business unit.

Payment and Taxation of Payouts

Annual incentive payouts typically are paid in the first quarter of each year. Normally, your incentive payout will be treated as ordinary income in the year it is paid.

It is recommended that you consult a personal tax or financial advisor for guidance on the tax treatment of your payouts.

What Happens When: A Reference Guide

You are hired or promoted to an eligible position in the middle of the plan year	Any annual incentive payout for that year will be prorated based on the actual base pay received in the bonus-eligible position during the year. The actual payout you receive may be adjusted based on your individual performance.

You transfer between business units during the plan year	Your annual incentive payout for that year will be prorated based on your BU’s performance against goals and the number of whole months you worked in each unit. Managers from your BU will collaborate on the assessment of your individual performance.

You take a leave of absence (including short-term disability, long-term disability, paid and unpaid leave, military leave and/or FMLA)	The amount of annual incentive payout calculated and added to the available incentive pool will be prorated based on your eligible earnings for the time actually worked during the year. Your manager will determine your incentive payout based on your contribution to the incentive pool and your individual performance.

You retire, die, or are laid off during the plan year	The amount of annual incentive payout calculated and added to the available pool will be prorated based on your eligible earnings for the time actually worked during the year. Your manager will determine your incentive payout based on your contribution to the incentive pool and your individual performance.

Your employment ends for any reason other than retirement, death, or layoff	Payments under the plan are at management's discretion. In general, if you voluntarily resign or are terminated for cause you will not be considered for an award.

2004 Alcoa Incentive Compensation Plan